                                                                    EXHIBIT 99.1


FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Connie Magnuson, CFO
 (612) 455-1745/(612) 455-1742              (651) 796-7300


FOR IMMEDIATE RELEASE
---------------------

SYNOVIS LIFE TECHNOLOGIES REPORTS FISCAL
THIRD-QUARTER RESULTS

SURGICAL SALES RISE; INTERVENTIONAL REVENUE UP SEQUENTIALLY
BUT CONTINUING INTERVENTIONAL LOSSES HURT EARNINGS

     ST. PAUL, Minn., Aug. 18, 2004 - Synovis Life Technologies, Inc. (NASDAQ:
SYNO), today reported revenue and earnings for the third fiscal quarter ended July 31, 2004.

     Third-quarter consolidated net revenue was $15.1 million compared to $15.3 million in the same period last year, a 1 percent decrease and a sequential increase of 10 percent over the second quarter of fiscal 2004. Operating income was $194,000, after expensing $133,000 related to terminated acquisition activity, versus $2.2 million in the prior-year quarter. The operating income decrease for the quarter was driven by a $1.2 million decrease in interventional business operating income. The company reported net income of $187,000, or two cents per diluted share, versus net income of $1.5 million, or $0.14 per diluted share, in the third quarter of fiscal 2003.

     In the first nine months of fiscal 2004, consolidated net revenue was $40.4 million versus $43.0 million in the same period last year. Synovis generated operating income of $1.4 million compared to $5.3 million in the year-ago period, with the reduction primarily due to a $3.0 million operating income decrease in the interventional business. Consolidated net income declined to $1.1 million, or nine cents per diluted share, in the first nine months of 2004 from $3.5 million, or $0.34 per diluted share, in the first nine months of 2003.


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Synovis Life Technologies, Inc.
August 18, 2004
Page 2


     "This has been a challenging year, triggered by disruptions in growth opportunities for both business units," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "We experienced and supported tremendous growth in prior years and anticipated and planned for continuing growth, although at a lower rate than the previous year. When revenue did not meet expected levels, our gross margin eroded, due primarily to the application of in-place overhead spread across now fewer-than-expected labor manufacturing hours. In the surgical business, there was a convergence of factors that together affected the gastric bypass market in the second quarter. We believe these factors continued to constrain Peri-Strips(R) sales growth in the most recent quarter. In the interventional business, like other businesses supplying components to the cardiac rhythm management (CRM) market, we were surprised when customer orders slowed dramatically in the first quarter."

     Interventional business revenue has improved on a sequential basis since then, but, on a year-to-date basis is still 16 percent below fiscal 2003 levels. This year's interventional segment revenue variability, in the form of a significant slowdown in orders, was magnified when contrasted to the significant revenue increase of fiscal 2003.

SURGICAL BUSINESS

     Surgical business revenue rose 5 percent in the third quarter to $7.0 million from $6.6 million in the year-ago period. This business produced $623,000 in operating income, after deducting $133,000 of expense associated with the terminated acquisition activity and $20,000 in legal expense related to the recently filed lawsuits. Operating income of the surgical business prior to these expenses was $776,000, compared to $1.4 million in the same period last year. The surgical business gross margin was 60.4 percent in the quarter, down
5.2 points from year-earlier levels due to planned higher production and overhead rates associated with fiscal 2004 manufacturing activities and lower utilization of manufacturing resources due to volume.

     Peri-Strips, the company's staple line buttress and the leading surgical product, generated $3.2 million in third-quarter revenue, essentially flat with the year-ago period, but up 15 percent sequentially over $2.8 million in the second quarter. Year-to-date, Peri-Strips sales were up 5 percent over the first nine months of fiscal 2003. Peri-Strips sales gained momentum throughout the quarter; however, the company believes it is too early to predict a


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Synovis Life Technologies, Inc.
August 18, 2004
Page 3

continuing trend, especially as the factors discussed in the second-quarter press release and phone conference call related to the gastric bypass market have not stabilized and appear to continue to impact the business.

     Technology and competition are known risks in the medical device industry. While the company believes Peri-Strips is an excellent product with demonstrated clinical benefit, competition can always be expected to be disruptive. A large market opportunity like gastric bypass will continue to attract competition. Additional competition was introduced at the American Society of Bariatric Surgeons' meeting in June, but has not yet had any discernable effect on Synovis' Peri-Strips business.

     During the third quarter, the Centers for Medicare and Medicaid Services
(CMS) announced that they now consider obesity to be an illness. This means that they will evaluate obesity treatments and reach conclusions about their effectiveness and coverage. This process is expected to begin in the fall. With all of the factors now influencing the gastric bypass surgery market, this is a very complex and unpredictable time.

     Peri-Strips has a 10-year history of reducing the risks of leakage and improving staple line integrity. Therefore, Peri-Strips plays an important role in lowering the likelihood of serious and costly complications associated with lung volume reduction surgery (LVRS), the product's first application in the surgical treatment of late-stage emphysema, and now for the last few years in gastric bypass surgery, a treatment for morbid obesity.

     The company received FDA marketing clearance to expand Peri-Strips usage into intestine, mysentery, colon and colorectal applications in March. In April, Peri-Strips was cleared to market as a buttress to reinforce the staple lines during cardiac surgery. The cardiac application is for the surgical detachment of the left atrial appendage (LAA), a procedure believed to prevent stroke. As has been the case with many of Synovis' other new applications, these can be expected to develop slowly in the first years, and gain momentum as surgeons new to the product or its application acquire experience with Peri-Strips.

     In January 2004, CMS restored LVRS reimbursement for certain late-stage emphysema patients, to be done at national emphysema treatment trial and lung transplant centers. LVRS is being performed at some institutions more consistently, but this market is developing slowly.


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Synovis Life Technologies, Inc.
August 18, 2004
Page 4


INTERVENTIONAL BUSINESS

     Interventional business revenue was $8.2 million in the fiscal 2004 third quarter, down 5 percent from $8.7 million in the same period last year, but up 15 percent sequentially over $7.1 million in the second quarter of this fiscal year. The interventional business continues to post operating losses. In this quarter, the operating loss was $429,000, versus operating income of $790,000 in the prior-year quarter. The third-quarter gross margin was 16.5 percent versus 28 percent in the prior-year quarter. Applied overhead per labor hour increased substantially, primarily as a result of lower-than-expected revenue and labor hours, reducing gross margins. "As you can imagine, we are actively engaged in actions intended to improve the performance of this segment," said Larson. The company made personnel reductions at its micro wire facility, while adding positions focused on improvement. Net personnel reductions at this facility totaled 17 in the quarter.

     Third-quarter revenue at Synovis Caribe in Puerto Rico increased sixfold to $1.6 million, as production transfers continue. Six production positions were added at Synovis Caribe near the end of the quarter to support increasing production demands. Revenue of Precision Engineering, which provides the services of injection molding, micro machining, CNC machining and tool making, rose to $763,000, a 33 percent increase from $572,000 in the prior-year quarter.

     Last week, Synovis named Rich Kramp president and chief operating officer of the interventional business, and he will assume these responsibilities on August 30. Larson commented, "We are delighted that Rich has agreed to join the company. He brings a wealth of relevant experience, demonstrated leadership skills and a sterling reputation. He is known as an insightful and creative leader who inspires cooperation, provides focus and creates wholesome environments for employees. He is an excellent match for Synovis. We expect Rich to be a significant contributor to the company's progress. We also want to thank Fariborz Boor Boor for his many contributions to the interventional business."

TERMINATED ACQUISITION ACTIVITY

     In the third quarter, Synovis recorded expenses totaling $133,000 incurred from March into July related to the company's consideration of a significant acquisition. For a variety of reasons, the acquisition process was terminated.


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Synovis Life Technologies, Inc.
August 18, 2004
Page 5


     Larson said, "We are fortunate to have the cash to consider and pursue acquisitions of a relatively significant scale as well as smaller ones, similar in size to those we have done in the past. We still believe this is the best use of cash given our objective of growth, both organic and through acquisition. Our balance sheet remains strong."

     Cash, cash equivalents and short-term investments totaled $41.0 million as of the end of the third quarter. Cash provided by operations was $1.4 million in the third quarter and $1.1 million year to date. The company invested $1.4 million in capital expenditures in the third quarter and has invested $4.6 million year to date.

REMAINDER OF FISCAL 2004

     Synovis Life Technologies is withdrawing its annual guidance and, by deduction, will not provide guidance for the fourth quarter of this fiscal year. This decision was made due to the current complexities in the gastric bypass market and the unpredictability of key customers' buying decisions, two major revenue components. Additional factors behind this decision are the related uncertainty around how and when these factors will stabilize and the time required for adjustments in the interventional business to yield results. Generally, the company has provided annual guidance later in the year and will consider doing so for fiscal 2005, when and if market factors have stabilized.

     Larson commented, "Because we have endeavored to give shareholders a candid assessment of our prospects, I am disappointed that the company was sued in several putative recently filed lawsuits that claim we were not candid enough. Unfortunately, there will be legal costs related to the defense of these spurious lawsuits, and they will reduce our earnings."

     The company has an insurance deductible (known as a retention) of $500,000, related to the policies that provide coverage for these types of situations. Over the next several months, the company expects to incur legal expenses related to these suits potentially running up to the amount of the deductible. These expenses may extend into fiscal 2005. The company may increase discretionary spending in the fourth quarter to implement strategic decisions intended to put Synovis on a stronger path.

     Larson concluded, "This has been a year of disrupted opportunity in our markets, which has cascaded through our financial performance, culminating in financial results that


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Synovis Life Technologies, Inc.
August 18, 2004
Page 6


have surely disappointed us all. Our energies are focused on returning Synovis to the performance excellence prior to this very challenging year."

CONFERENCE CALL AND WEBCAST

     Synovis Life Technologies, Inc., will host a live Webcast of its fiscal third-quarter conference call today, August 18, at 10:00 a.m. CT to discuss the company's results and current market opportunities. To access the live Webcast, go to the investor information section of the company's Web site, www.synovislife.com, on the day of the conference call and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, August 18, 2004.

     If you do not have access to the Internet and want to listen to an audio replay of the third-quarter conference call, dial (800) 405-2236 and enter access number 11005001. The audio replay will be available beginning at noon CT on Wednesday, August 18, through 6:00 p.m. CT on Friday, August 20.

ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers and the results of the ongoing securities litigation. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2003, and the 10-Q for the quarter ending April 30, 2004.


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Synovis Life Technologies, Inc.
August 18, 2004
Page 7


SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)


                                                Three Months Ended                     Nine Months Ended
                                                      July 31                               July 31
                                              2004               2003              2004                2003
                                              ----               ----              ----                ----
Net revenue                                 $15,145           $15,279            $40,407             $43,046
Cost of revenue                               9,593             8,551             23,592              24,309
Gross margin                                  5,552             6,728             16,815              18,737
Gross margin percentage                         37%               44%                42%                 44%
Selling, general and
administrative                                4,076             3,604             12,324              10,585
Research and development                      1,129               903              2,933               2,817
Other operating expenses                        153                --                153                  --
Operating income                                194             2,221              1,405               5,335
Interest, net                                    86                (2)               211                  (3)
Income before provision for
income taxes                                    280             2,219              1,616               5,332

Provision for income taxes                       93               756                527               1,829

Net income                                  $   187           $ 1,463            $ 1,089             $ 3,503

Basic earnings per share                    $  0.02           $  0.15            $  0.09             $  0.36
Diluted earnings per share                  $  0.02           $  0.14            $  0.09             $  0.34


Weighted average basic shares
   outstanding                               11,532             9,820             11,496               9,707
Weighted average diluted shares
   outstanding                               11,876            10,519             12,002              10,308


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Synovis Life Technologies, Inc.
August 18, 2004
Page 8



Business Segment Information (unaudited)
(In thousands)

                                               Three Months Ended                   Nine Months Ended
                                                    July 31                              July 31
                                              2004             2003             2004                2003
                                              ----             ----             ----                ----
Net revenue
    Surgical business                     $   6,950          $ 6,608          $20,250            $  19,004
    Interventional business                   8,195            8,671           20,157               24,042
                                          ---------          -------          -------            ---------
    Total                                 $  15,145          $15,279          $40,407            $  43,046

Gross margin
    Surgical business                     $   4,200          $ 4,332          $12,903            $  12,290
    Interventional business                   1,352            2,396            3,912                6,447
                                          ---------          -------          -------            ---------
    Total                                 $   5,552          $ 6,728          $16,815            $  18,737

Gross margin percentage
    Surgical business                           60%              66%              64%                  65%
    Interventional business                     16%              28%              19%                  27%
    Total                                       37%              44%              42%                  44%

Operating income
    Surgical business                     $     623          $ 1,431          $ 2,692            $   3,633
    Interventional business                    (429)             790           (1,287)               1,702
                                          --------           -------          ------             ---------
    Total                                 $     194          $ 2,221          $ 1,405             $  5,335



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Synovis Life Technologies, Inc.
August 18, 2004
Page 9


Condensed Consolidated Balance Sheets (unaudited)
As of July 31, 2004, and October 31, 2003
(in thousands, except share and per share data)

                                                                               July 31,                 October 31,
                                                                                 2004                      2003
                                                                           ------------------        ------------------

ASSETS
Current assets:
Cash and cash equivalents                                                      $     14,015              $    44,102
Short-term investments                                                               26,959                       --
Accounts receivable, net                                                              7,748                    6,541
Inventories                                                                          10,458                   10,849
Other                                                                                 2,286                    1,891
                                                                               ------------              -----------
    Total current assets                                                             61,466                   63,383


Property, plant and equipment, net                                                   13,391                   10,559
Goodwill and other intangible assets, net                                             6,873                    6,892
Other                                                                                    11                       11
                                                                               ------------              -----------
    Total assets                                                               $     81,741              $    80,845
                                                                               ============              ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                          $      4,997              $     5,903
Current maturities of long-term obligations                                              77                      281
                                                                               ------------              -----------
    Total current liabilities                                                         5,074                    6,184


Long-term obligations and deferred income taxes                                         559                      599
                                                                               ------------              -----------

    Total liabilities                                                                 5,633                    6,783
                                                                               ------------              -----------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates                                     --                       --
Common stock: authorized 20,000,000 shares of $.01 par value;
     issued and outstanding, 11,540,539 and 11,435,638
     at July 31, 2004 and October 31, 2003, respectively                                115                      114
Additional paid-in capital                                                           70,912                   69,956
Retained earnings                                                                     5,081                    3,992
                                                                               ------------              -----------
    Total shareholders' equity                                                       76,108                   74,062
                                                                               ------------              -----------
    Total liabilities and shareholders' equity                                 $     81,741              $    80,845
                                                                               ============              ===========


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